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Exhibit 10.3

SPS TECHNOLOGIES, INC.

EXECUTIVE SEVERANCE AGREEMENT

[                        ]

TABLE OF CONTENTS

		Page
Section 1.	Definitions	1
Section 2.	Notice of Triggering Termination	5
Section 3.	Severance Compensation in the Event of a Triggering Termination During a Change of Control Period or Upon Breach	5
Section 4.	Other Payments in the Event of a Triggering Termination During a Change of Control Period or Upon Breach	6
Section 5.	Vesting and Acceleration of Certain Benefits in the Event of a Triggering Termination During a Change of Control Period or Upon Breach; Non-Compete Provisions	8
Section 6.	Agreement to Provide Services; Right to Terminate	8
Section 7.	Enforcement	9
Section 8.	No Mitigation	9
Section 9.	Non-exclusivity of Rights	9
Section 10.	No Set-Off	9
Section 11.	Additional Payments Relating to a Termination of Employment	10
Section 12.	Confidential Information	11
Section 13.	Pro Forma Calculation of Payments	11
Section 14.	Senior Executive Severance Plan	11
Section 15.	Termination	12
Section 16.	Successor Company	12
Section 17.	Notice	12
Section 18.	Governing Law	12
Section 19.	Contents of Agreement, Amendment and Assignment	12
Section 20.	Severability	13
Section 21.	Remedies Cumulative; No Waiver	13
Section 22.	Miscellaneous	13

i

EXECUTIVE SEVERANCE AGREEMENT

        This Executive Severance Agreement is made as of [                        ] between SPS Technologies, Inc., a Pennsylvania corporation (the "Company"), and [                        ] (the "Employee").

        WHEREAS, the Employee is presently employed by the Company as [positions]; and

        WHEREAS, the Employee and the Company are party to an executive severance agreement (the "Prior Agreement") which the parties desire to amend and restate in its entirety as set forth in this Agreement; and

        WHEREAS, the Company considers it essential to foster the employment and retention of well qualified key management personnel, and, in that regard, the board of directors of the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control of the Company may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of key management personnel to the detriment of the Company; and

        WHEREAS, the board of directors of the Company heretofore determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of key members of the Company's management to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Company, although no such change was then or is now contemplated; and

        WHEREAS, in furtherance of such determination, the Company and the Employee desire to enter into this Agreement to induce the Employee to remain in the employ of the Company by providing certain rights to the Employee upon a Termination of Employment (as defined hereinafter) upon or within three (3) years after a Change of Control (as defined hereinafter) (any such three (3) year period being referred to hereinafter as a "Change of Control Period") initiated by the Company or the Employee for reasons set forth in this Agreement;

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto agree as follows:

        Section 1.    Definitions.    For all purposes of this Agreement, the following terms shall have the meanings specified in this Section unless the context clearly otherwise requires; provided that whenever herein reference is made to a benefit or compensation plan or program, such reference shall be deemed to include any successor or replacement plan or program implemented in accordance with the terms of this Executive Severance Agreement:

          (a)   "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

          (b)   "Agreement" shall mean this Executive Severance Agreement.

          (c)   "Base Salary" shall mean the total cash remuneration earned by the Employee on an annualized basis in all capacities with the Company and its Subsidiaries or Affiliates, including without limitation any amounts the payments of which have been deferred by the Employee under the Deferred Compensation Plans or otherwise, excluding only payments earned by or allocated to the Employee under the LRIP or MIP.

          (d)   A Person shall be deemed the "Beneficial Owner" of any securities:

              (i)  that such Person or any of such Person's Affiliates or Associates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of warrants, options, conversion rights, exchange rights, or other rights or otherwise; provided, however, that a Person shall not be deemed the "Beneficial Owner" of securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for payment, purchase or exchange;

             (ii)  that such Person or any of such Person's Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has "beneficial ownership" of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act), including without limitation pursuant to any agreement, arrangement or understanding, whether or not in writing; provided, however, that a Person shall not be deemed the "Beneficial Owner" of any security under this subsection (ii) as a result of an oral or written agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding (A) arises solely from a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the General Rules and Regulations under the Exchange Act, and (B) is not then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report); or

            (iii)  that are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person (or any of such Person's Affiliates or Associates) has any agreement, arrangement or understanding (whether or not in writing) for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in the proviso to subsection (ii) above) or disposing of any voting securities of the Company; provided, however, that nothing in this Section 1 (d) shall cause a Person engaged in business as an underwriter of securities to be the "Beneficial Owner" of any securities acquired through such Person's participation in good faith in a firm commitment underwriting until the expiration of forty (40) days after the date of such acquisition.

          (e)   "BEP" shall mean the Company's Benefit Equalization Plan, as amended, as in effect immediately prior to a Change of Control or breach of Section 16 hereof.

          (f)    "Board" shall mean the board of directors of the Company.

          (g)   "Cause" shall mean misappropriation of funds, habitual insobriety, substance abuse, conviction of a crime involving moral turpitude, or gross negligence in the performance of the Employee's duties, which gross negligence has had an adverse effect on the Company's business, operations, assets or properties so as to materially adversely affect the financial condition of the Company and its Subsidiaries taken as a whole.

          (h)   "Change of Control" shall be deemed to have taken place if (i) any Person (except the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such employee benefit plan, or an Exempted Person), together with all Affiliates and Associates of such Person, shall become the Beneficial Owner in the aggregate of twenty percent (20%) or more of the Common Stock of the Company then outstanding, (ii) an Exempted Person, together with all Affiliates and Associates of such Person, shall become the Beneficial Owner in the aggregate of thirty percent (30%) or more of the Common Stock of the Company then outstanding, or (iii) during any thirty-six (36) month period, (A) individuals who were directors at the beginning of such period (the "Initial Directors") cease for any reason to constitute a majority of the Board, unless (B) the Initial Directors, plus other directors who became directors subsequent to the beginning of the thirty-six (36) month period and whose election and nominations for election by the Company's shareholders were on each such occasion during the thirty-six (36) month period approved by a vote of at least two-thirds (2/3) of the Initial Directors then in office, constitute a majority of the Board. If a Person as described in subsection (i) or an Exempted Person as described in subsection (ii) inadvertently becomes a Beneficial Owner of the Company's Common Shares aggregating the amounts described in either of subsections (i) or (ii) above, and as soon as practicable divests (without exercising or retaining any power, including voting, with respect to such shares) a sufficient amount of such shares so as to hold less than the amounts described therein, after notice by the Company that such Person or Exempted Person, as appropriate, will be deemed by the Company to have caused a Change of Control unless such divestiture is made, then, despite the provisions of subsections (i) or (ii) as applicable, a Change of Control shall not be deemed to have taken place.

          (i)    "Change of Control Period" shall have the meaning set forth in the fourth recital to this Agreement.

          (j)    "Deferred Compensation Plans" shall mean the Company's Executive Deferred Compensation Plan I ("EDC I"), the Company's Executive Deferred Compensation Plan II ("EDC II") and the Company's Executive Deferred Compensation Plan III ("EDC III"), as amended, as in effect immediately prior to a Change of Control or breach of Section 16 hereof.

          (k)   "LRIP" shall mean the Company's Long Range Incentive Plan, as amended, as in effect immediately prior to a Change of Control or breach of Section 16 hereof.

          (l)    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          (m)  "Exempted Person" shall mean the group known as GAMCO Investors/Gabelli Funds, Inc. as identified in the most recent Schedule 13D filed by such group prior to the date hereof, unless and until such group or any Person in such group, together with all Affiliates and Associates of such group or any Person in such group, becomes the Beneficial Owner of thirty percent (30%) or more of the Common Shares of the Company then outstanding. The purchaser, assignee or transferee of Common Shares of the Company of an Exempted Person shall not be an Exempted Person.

          (n)   "Code" shall mean the Internal Revenue Code of 1986, as amended.

          (o)   "MIP" shall mean the Company's Management Incentive Plan, as amended, as in effect immediately prior to a Change of Control or breach of Section 16 hereof.

          (p)   "Normal Retirement Date" shall mean the first day of the calendar month coincident with or next following the Employee's seventieth (70th) birthday.

          (q)   "Notice of Termination" shall mean a written notice which (i) sets forth the specific termination provision in this Agreement relied upon, (ii) briefly summarizes the facts and circumstances deemed to provide a basis for termination of the Employee's employment under the provision set forth, and (iii) if the termination date is other than the date of receipt of such notice, specifies the termination date (which date shall not be more than fifteen (15) days after the giving of such notice).

          (r)   "Person" shall mean any individual, firm, corporation, partnership, or other entity.

          (s)   "RIP" shall mean the Company's Retirement Income Plan, as amended, as in effect immediately prior to a Change of Control or breach of Section 16 hereof.

          (t)    "Securities Act" shall mean the Securities Act of 1933, as amended.

          (u)   "SERP" shall mean the Company's Supplemental Executive Retirement Plan, as amended, as in effect immediately prior to a Change of Control or breach of Section 16 hereof.

          (v)   "Stock Plan" shall mean the Company's 1988 Long Term Incentive Stock Plan, as amended, as in effect immediately prior to a Change of Control or breach of Section 16 hereof.

          (w)  "Subsidiary" shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

          (x)   "Termination Date" shall mean the date of receipt of the Notice of Termination or any later date specified therein.

          (y)   "Termination of Employment" shall mean the termination of the Employee's actual employment relationship with the Company.

          (z)   "Triggering Termination" shall mean a termination of the Employee's employment with the Company either:

              (i)  initiated by the Company for any reason other than (A) a disability which qualifies the Employee for benefits under the Company's Long Term Disability Plan or (B) for Cause; or

             (ii)  initiated by the Employee following one or more of the following occurrences:

              (A)  a significant reduction by the Company of the authority, duties or responsibilities of the Employee;

              (B)  any removal of the Employee from the officer and/or division management positions with the Company and its Subsidiaries held by the Employee, if the effect thereof is to deprive the Employee of any rights under, or participation in, any bonus, compensation, retirement or other plan of the Company, including but not limited to the BEP, LRIP, MIP, Stock Plan, Deferred Compensation Plans or, where the Employee is a participant in SERP, the SERP;

              (C)  a reduction by the Company in the Employee's Base Salary;

              (D)  a termination or modification of the MIP or LRIP, or any action taken pursuant to the terms of such plans, which materially (x) reduces the opportunity to receive compensation under either or both of such plans of equivalent amounts received by the Employee, subject to the right of the Board to establish reasonable goals under the MIP and the LRIP, (y) reduces the compensation payable to the Employee under either or both of such plans but which does not effect comparable reductions in the compensation payable to the other participants in such plans, or (z) increases the compensation payable to other participants in either or both of such plans but which does not effect corresponding increases in the amount of compensation payable to the Employee, unless the Company replaces the MIP or LRIP or the provision so modified with incentive compensation or incentive compensation plans at least equal to or better than the MIP or LRIP or the provision thereof as modified or revoked;

              (E)  a termination or modification of the RIP, BEP, or Deferred Compensation Plans, or, where the Employee is a participant in SERP, the SERP, which materially reduces (x) the benefits provided by such plans, or (y) the funding thereof provided by the RIP or by any trust established by the Company to fund benefits provided by the BEP, the Deferred Compensation Plans, or, where applicable, the SERP, unless the Company replaces such plan or provision thereof as so modified or terminated with a benefit or benefits at least equal to or better than the plan or provision thereof as modified or terminated;

              (F)  a transfer of the Employee, without the Employee's express written consent, to a location which would require the Employee to commute a distance from the Employee's principal residence prior to such transfer to such new location in excess of forty (40) miles one way;

              (G)  the Employee being required to undertake business travel to an extent twenty-five percent (25%) greater than the Employee's average actual, annual business travel for the three (3) consecutive years immediately prior to the year in which the Termination Date occurs, calculated based upon days away from the Employee's principal office (provided, however, that notwithstanding the foregoing, the Employee may be required to travel up to thirty (30) business days in any year, calculated based upon days away from the Employee's principal office, without giving rise to a right of termination hereunder);

              (H)  any failure of the Company to comply with and satisfy Section 16 of this Agreement; or

              (I)   any termination or attempt by the Company to terminate this Agreement, the giving of any notice of termination of this Agreement or any denial or repudiation by the Company of its responsibilities or obligations hereunder or in respect hereof.

        Section 2.    Notice of Triggering Termination.    Any Triggering Termination shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section l(q) hereof.

        Section 3.    Severance Compensation in the Event of a Triggering Termination During a Change of Control Period or Upon Breach.

          (a)   Subject to the adjustment as provided in Subsection (b) below, in the event of a Triggering Termination of the Employee during a Change of Control Period or resulting from a breach of Section 16 of this Agreement, the Company shall pay to the Employee, within fifteen (15) days after the Termination Date, an amount of cash equal to two (2) times the sum of subsections (i), (ii) and (iii) below:

              (i)  The Employee's Base Salary in effect either immediately prior to the Termination of Employment or immediately prior to the Change of Control, whichever is higher;

             (ii)  The higher of (A) the bonus earned by the Employee under the MIP in respect of the fiscal year ended immediately prior to the Termination of Employment, or (B) the average of the bonuses earned by the Employee under the MIP in the three (3) fiscal years immediately prior to the Termination of Employment, or (C) if the Employee was not a participant under the MIP in the fiscal year immediately prior to the Termination of Employment and is currently a participant, then the sum as determined under the MIP assuming actual Corporate and/or Operating Division results which were attained during the fiscal year immediately prior to the Termination of Employment, in all cases calculated without regard to vesting or deferral provisions, if any, relating to payment of such bonuses; and

            (iii)  The higher of (A) the bonus earned by the Employee under the LRIP in respect of the fiscal year ended immediately prior to the Termination of Employment, or (B) the average of the bonuses earned by the Employee under the LRIP in the three (3) fiscal years immediately prior to the Termination of Employment, or (C) if the Employee was not a participant under the LRIP in the fiscal year immediately prior to the Termination of Employment and is currently a participant, then the sum as determined under Article III of the LRIP assuming actual Corporate and/or Operating Division results which were attained during the fiscal year immediately prior to the Termination of Employment. Such amounts are calculated without regard to vesting or deferral provisions, if any. It is further understood that in calculating amounts due hereunder, the portion of all awards under the LRIP paid by the grant of restricted shares under the Stock Plan shall be converted to cash awards at the full face amount thereof.

          (b)   In the event the Employee's Normal Retirement Date would occur prior to twenty-four (24) months after the Termination Date, the aggregate cash amount determined as set forth in (a) above shall be reduced by multiplying it by a fraction, the numerator of which shall be the number of days from the Termination Date to the Employee's Normal Retirement Date and the denominator of which shall be seven hundred and thirty (730).

        Section 4.    Other Payments in the Event of a Triggering Termination During a Change of Control Period or Upon Breach.    In the event of a Triggering Termination of the Employee during a Change of Control Period or resulting from a breach of Section 16 of this Agreement, the Company shall:

          (a)   pay to the Employee within fifteen (15) days after the Termination Date:

              (i)  unless the Employee has exercised such options, an amount equal to the excess, if any, of the aggregate fair market value of the Company's Common Shares subject to all stock options outstanding and unexercised as of the Termination Date, whether vested or unvested, granted to the Employee under the Stock Plan, over the aggregate exercise price of all such stock options. For purposes of this paragraph, fair market value shall mean the highest of (A) the closing price of the Company's Common Shares on the business day immediately preceding the Termination Date, if such Common Shares are publicly traded at such date, (B) if such Common Shares are not publicly traded at the Termination Date, the value determined by an independent appraiser, such appraiser to be selected by the Employee and to be reasonably satisfactory to the Company (the fees and expenses of such appraiser to be borne by the Company), or (C) the highest per share price of the Company's Common Shares paid (in connection with the Change of Control or at any time thereafter) by the Person or group whose acquisition of the Company's Common Shares has given rise to a Change of Control;

             (ii)  to the extent not theretofore paid, the Employee's Base Salary through the Termination Date and a further amount equal to the Employee's salary in lieu of his unused vacation pay, if any, both calculated at the rate in effect on the Termination Date or, if higher, at the highest rate in effect at any time prior to the Termination Date;

            (iii)  to the extent not theretofore paid, an amount equal to all awards earned by the Employee under the MIP and the LRIP in respect of completed plan periods prior to the Termination Date (including all amounts the payment of which was previously deferred under such plans and interest thereon from the date of each such deferral to the date of payment at the maximum rate provided by such plans), in each case without regard to any provisions set forth in such plans to the contrary. In the event that the Company's financial statements for any fiscal years included in such plan periods have not yet been completed at the Termination Date, the Company shall pay to the Employee the amounts due hereunder as soon as possible thereafter;

            (iv)  an amount equal to the bonus earned in respect of the MIP for the uncompleted fiscal year during which Termination of Employment occurs determined by multiplying the amount determined in Section 3(a)(ii) by a fraction, the numerator of which shall be the number of days between the Termination Date and the last day of the last full fiscal year prior to the Termination Date and the denominator of which shall be three hundred and sixty-five (365); and

             (v)  an amount equal to the bonus earned in respect of the LRIP for the uncompleted fiscal year during which Termination of Employment occurs determined by multiplying the amount determined in Section 3(a)(iii) by a fraction, the numerator of which shall be the number of days between the Termination Date and the last day of the last full fiscal year prior to the Termination Date and the denominator of which shall be three hundred and sixty-five

    (365). It is understood that in calculating amounts due hereunder, the portion of all awards under the LRIP paid by the grant of restricted shares under the Stock Plan shall be converted to cash awards at the full face amount thereof; and

          (b)   To the extent that the tax-favored status of the Company's plans is not jeopardized, and, to the extent not otherwise prohibited by the respective plans, continue or cause to be continued until twenty-four (24) whole months after the Termination Date, on the cost-sharing basis in effect immediately prior to the Change of Control or breach of Section 16, medical, dental and life insurance benefits (and, at the option of the Employee, disability insurance benefits) substantially equivalent in all material respects to those furnished by the Company and its subsidiaries to the Employee immediately prior to the Change of Control or breach; provided, however, that if the Employee's Normal Retirement Date would have occurred prior to twenty-four (24) months after the Termination Date, the obligation of the Company to provide such benefits shall cease at the Employee's Normal Retirement Date; and provided, however, that the obligation of the Company to provide such benefits shall cease at such time as the Employee is employed on a full time basis by a corporation not owned or controlled by the Employee that provides the Employee, on substantially the same cost-sharing basis between the Company and the Employee in effect immediately prior to the Change of Control or breach, with medical, dental, life and disability insurance benefits substantially equivalent in all material respects to those furnished by the Company and its Subsidiaries to the Employee immediately prior to the Change of Control or breach; and

          (c)   For benefit calculation purposes, credit the Employee with two (2) additional "Years of Credited Service" (as defined in the RIP) under each of the RIP, BEP and, where the Employee is a participant in SERP, the SERP, in addition to the years of credited service that would have otherwise been calculated by reference solely to the Termination Date, it being understood that benefits in respect of the two (2) additional years of credited service shall be paid to the Employee under the BEP or, where applicable, SERP and that the Company shall, to the extent necessary to provide the Employee the additional benefits intended hereby, amend the BEP and, where applicable, the SERP or create such supplemental retirement plans as may be necessary. The Employee shall be immediately vested under BEP and, where the Employee is a participant in SERP, SERP. The Employee's retirement benefit from BEP and, where applicable, SERP shall be payable in a lump sum within fifteen (15) days after the Termination Date. The amount of benefit payable shall be calculated by crediting the Employee with two (2) additional Years of Credited Service (as defined in the RIP) under BEP and, where applicable, SERP, in addition to the Years of Credited Service that would have otherwise been calculated by reference solely to the Termination Date. If the Employee is a participant in the SERP, the benefits payable thereunder shall be calculated pursuant to the provisions of Article VIII of the SERP, subject to the preceding sentence. In all cases where the Employee is not a participant in SERP, if the Employee is less than age fifty-five (55), the amount of benefit payable shall be the actuarial equivalent of the benefit to which the Employee would be entitled at age fifty-five (55). All calculations of alternate forms of benefits and determinations of actuarial equivalent shall be in accordance with the methods and assumptions utilized by the RIP, except as provided herein.

          For purposes of determining lump sum distribution amounts and actuarially equivalent benefits at early retirement (in cases where the Employee is not a participant in SERP and is less than age fifty-five (55)), the interest rate and mortality table assumptions employed for determining lump sum amounts under the RIP shall be used. For purposes of determining the value of benefits payable from other Company sponsored retirement plans (other than SERP) that reduce the benefits payable from the plan in question, the offsetting benefits shall be considered to be actuarially reduced from the earliest age under which such offsetting benefits are payable under their respective plans (in cases where an Employee has not yet attained the requirements for benefit eligibility).

          It is understood that the additional retirement benefits being provided by this subsection shall be paid to the Employee under the BEP or, where the Employee is a participant in SERP, the SERP, and that the Company shall, to the extent necessary to provide the Employee the additional benefits intended hereby, amend the BEP and, where applicable, the SERP or create such supplemental retirement plans as may be necessary.

        Section 5.    Vesting and Acceleration of Certain Benefits in the Event of a Triggering Termination During a Change of Control Period or Upon Breach; Non-Compete Provisions.    In the event of a Triggering Termination of the Employee during a Change of Control Period or resulting from a breach of Section 16 of this Agreement:

          (a)   Within fifteen (15) days after the Termination Date, the Employee shall be paid in a lump sum all amounts deferred by the Employee under the Deferred Compensation Plans, with interest thereon from the date of each such deferral to the date of payment. For EDC I and EDC II only, the amount so paid shall be calculated so as to include the then present value of Retirement Account Interest (as defined in such plans) which would have accrued if payment were to commence immediately and be paid in accordance with the Employee's election under such plans. Such present value shall be determined by discounting the sum of total future payments assumed to be made at the Retirement Account Interest rate, at a rate equal to the Base Interest Rate (as defined in such plans).

          (b)   All restrictions remaining on the Termination Date on the restricted shares, if any, received by the Employee, pursuant to the Stock Plan shall lapse, and said shares shall thereupon be owned by the Employee free and clear of all restrictions of any nature whatsoever, except those, if any, under applicable federal and state securities laws. In the event that all of such shares cannot be freely sold by the Employee without restriction on sales volume or manner of sale because of restrictions imposed by the Securities Act and/or applicable state securities or Blue Sky laws, the Company agrees, at its sole expense, to take such steps as may be necessary (including, without limitation, registration of such shares under the Securities Act and registration or qualification of such shares under applicable Blue Sky laws) to permit such shares to be freely sold by the Employee at all times during a period commencing on the Termination Date and ending on a date six (6) months thereafter.

          (c)   Any non-competition agreements executed by the Employee (including without limitation the non-compete provisions of the MIP and LRIP) shall immediately terminate; provided, however, that this provision shall not terminate or otherwise modify the Confidentiality Agreement referred to in Section 12 of this Agreement.

        Section 6.    Agreement to Provide Services; Right to Terminate.

          (a)   Nothing in this Agreement shall be construed as giving the Employee any right to be retained in the employ of the Company. Except as provided in subsection (b) below, the Company or the Employee may terminate the Employee's employment at any time, subject to the Company's obligation to provide the benefits set forth in this Agreement in the event of a Triggering Termination.

          (b)   In the event a tender offer or exchange offer is made by any Person for more than 20% of the Company's outstanding Common Shares having the right to vote in the election of directors of the Company, the Employee agrees not to leave the employment of the Company (other than initiated as a result of an occurrence described in Section l(z)(ii) or as a result of the Employee's disability or retirement at or after age sixty-five (65) or at or after age sixty-two (62) if the Employee is a participant in the SERP) and will continue to render the services provided to the

  Company as rendered by the Employee prior to such tender offer or exchange offer until such tender offer has been abandoned or terminated or there has been a Change of Control.

          (c)   The Employee acknowledges that from time to time, the Company may establish, maintain and distribute employee manuals or handbooks or personnel policy manuals, and officers or other representatives of the Company may make written or oral statements relating to personnel policies and procedures. Such manuals, handbooks and statements are intended only for general guidance. No policies, procedures or statements of any nature by or on behalf of the Company (whether written or oral, and whether or not contained in any employee manual or handbook or personnel policy manual), and no acts or practices of any nature, shall be construed to modify this Agreement.

        Section 7.    Enforcement.

          (a)   In the event that the Company shall fail or refuse to make payment of any amounts due the Employee under this Agreement within the respective time periods provided therein, the Company shall pay to the Employee, in addition to the payment of any other sums provided in this Agreement, interest, compounded daily, on any amount remaining unpaid from the date payment is required until paid to the Employee, at the rate from time to time announced by First Union National Bank as its "prime rate" plus four percent (4%), each change in such rate to take effect on the effective date of the change in such prime rate.

          (b)   It is the intent of the parties that the Employee not be required to incur any expenses associated with the enforcement of his rights under this Agreement by arbitration, litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Employee hereunder. Accordingly, the Company shall pay the Employee on demand the amount necessary to reimburse the Employee in full for all expenses (including all attorneys' fees and legal expenses) incurred by the Employee in enforcing any of the obligations of the Company under this Agreement.

        Section 8.    No Mitigation.    The Employee shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise.

        Section 9.    Non-exclusivity of Rights.    Nothing in this Agreement shall prevent or limit the Employee's continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company or any of its subsidiaries or affiliates and for which the Employee may qualify; provided, however, that if the Employee becomes entitled to and receives all of the payments and benefits provided for in this Agreement and under the Company's plans in the event of a Triggering Termination of the Employee, the Employee hereby waives the Employee's right to receive payments provided for under any other severance plan or program.

        Section 10.    No Set-Off.    The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any setoff, counterclaim, recoupment, defense or other right which the Company may have against the Employee or others.

        Section 11.    Additional Payments Relating to a Termination of Employment.

          (a)   Notwithstanding anything in this Agreement to the contrary, in the event that the Employee becomes entitled to any payments provided by this Agreement (the "Agreement Payments"), if any of the Agreement Payments will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code, (or any similar tax that may hereafter be imposed), the Company shall pay to the Employee at the time specified in paragraph (d) below an additional amount (the "Additional Payment") such that the net amount retained by the Employee, after deduction of any Excise Tax on the Total Payment (as hereinafter defined) and any federal, state and local income tax and Excise Tax upon the Additional Payment provided for by this subsection (a), but before deduction for any federal, state or local income tax on the Agreement Payments, shall be equal to the sum of (i) the Total Payments and (ii) an amount equal to the product of any deductions disallowed because of the inclusion of the Additional Payment in the Employee's adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Additional Payment is to be made.

          (b)   For purposes of determining whether any of the Agreement Payments will be subject to the Excise Tax, (i) any other payments or benefits received or to be received by the Employee in connection with a Triggering Termination of the Employee (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company) (which, together with the Agreement Payments, shall constitute the "Total Payments") shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company's independent auditors, who were the Company's independent auditors immediately prior to the Change of Control or the breach of Section 16 of this Agreement, such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code or are otherwise not subject to the Excise Tax, (ii) the amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Total Payments, or (B) the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying clause (i) above), and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors, who were the Company's independent auditors immediately prior to the Change of Control or the breach of Section 16 of this Agreement, in accordance with the principles of Sections 280(G)(d)(3) and (4) of the Code.

          (c)   For purposes of determining the amount of the Additional Payment, the Employee shall be deemed to (i) pay federal income taxes at the highest marginal rate of taxation for the calendar year in which the Additional Payment is to be made, (ii) pay the applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Additional Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes (determined without regard to limitations on deductions based upon the amount of the Employee's adjusted gross income), and (iii) have otherwise allowable deductions for federal income tax purposes at least equal to those disallowed because of the inclusion of the Additional Payment in the Employee's adjusted gross income. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time the Additional Payment is made, the Employee shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Additional Payment attributable to such reduction (plus the portion of the Additional Payment attributable to the Excise Tax and federal and state and local income tax imposed on the portion of the Additional Payment being repaid by the Employee if such repayment results in a reduction in Excise Tax and/or federal and state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time the Additional Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Additional Payment), the Company shall make an additional gross-up payment in respect of such excess (plus any interest and penalties payable which respect to such excess at the rate provided in Section 1274 (b)(2)(B) of the Code) at the time that the amount of such excess is finally determined.

          (d)   The Additional Payment or portion thereof due and payable under Subsection (a) above in respect of any payments under this Agreement shall be paid not later than the thirtieth (30th) day following the Termination Date; provided, however, that, if the amount of such Additional Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to the Employee on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest and penalties at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined, but in no event later than the forty-fifth (45th) day after the Termination Date with respect to payment of any amounts under Sections 3, 4, or 5 hereof. In the event that the amount of the estimated payment exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Employee, payable on the fifth (5th) day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

          (e)   The Company shall reimburse the Employee, on a current basis, for all legal and accounting fees and related expenses incurred by the Employee in connection with the determination of the Additional Payment under this Section, regardless of whether the Employee's claim for such Additional Payment is upheld by a court of competent jurisdiction. The Employee shall be required to repay any such amounts to the Company to the extent that a court issues a final and nonappealable order setting forth the determination that the position taken by the Employee in seeking to collect such Additional Payment was frivolous or advanced by the Employee in bad faith.

        Section 12.    Confidential Information.    The Employee has heretofore executed the Company's form of Employee Patent & Confidentiality Agreement (the "Confidentiality Agreement"), which the Employee acknowledges to be legally binding upon the Employee and which the parties intend to supersede prior employee patent and confidentiality agreements between the Employee and the Company or its Subsidiaries, if any, that may have been executed by the Employee. In no event shall a violation of the provisions of the Confidentiality Agreement constitute a basis for deferring, withholding, setting-off against or otherwise reducing any amounts otherwise payable to the Employee under this Agreement.

        Section 13.    Pro Forma Calculation of Payments.    Attached as Schedule "A" hereto is a calculation of the payments to be made to the Employee hereunder in the event of a Triggering Termination during a Change of Control Period or resulting from a breach of Section 16 of this Agreement. Such calculation assumes, for purposes of computing the payments described therein, a Termination Date as set forth on such schedule.

        Section 14.    Senior Executive Severance Plan.    The Company acknowledges and agrees that the Employee shall be entitled to the rights and benefits provided to the Company's senior executives upon a Triggering Termination, other than during a Change of Control Period or resulting from a breach of Section 16 hereof, in accordance with the Company's Senior Executive Severance Plan as in effect on the date of this Agreement. The Company further acknowledges and agrees that such Senior Executive Severance Plan in effect on the date of this Agreement shall not be terminated or amended so as to reduce or eliminate any rights or benefits granted to the Employee thereunder. This provision shall survive the termination of this Agreement for any reason.

        Section 15.    Termination.    This Agreement shall not terminate or be terminated except as set forth in this Section 15. The term of this Agreement shall be for five (5) years from the date of the Prior Agreement and shall automatically be extended for additional two (2) year periods unless written notice of termination of this Agreement is provided to the Employee by the Company at least one (1) year prior to the expiration of the initial five (5) year term or any two (2) year renewal period; provided, however, that after a Triggering Termination, this Agreement shall remain in effect until all of the obligations of the parties hereunder are satisfied or have expired.

        Section 16.    Successor Company.    The Company shall require any successor or successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Employee, to acknowledge expressly that this Agreement is binding upon and enforceable against the Company in accordance with the terms hereof, and to become jointly and severally obligated with the Company to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or successions had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement. As used in this Agreement, the Company shall mean the Company as hereinbefore defined and any such successor or successors to its business and/or assets, jointly and severally.

        Section 17.    Notice.    All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service, as follows:

  If to the Company, to;

    SPS Technologies, Inc.
    Two Pitcairn Place, Suite 200
    165 Township Line Road
    Jenkintown, PA 19046
    Attention: Corporate Secretary

  If to the Employee, to:

    [                        ]
    [                        ]

or to such other names or addresses as the Company or the Employee, as the case may be, shall designate by notice to the other party hereto in the manner specified in this Section. Any such notice shall be deemed delivered and effective when received in the case of personal delivery, five (5) days after deposit, postage prepaid, with the U.S. Postal Service in the case of registered or certified mail, or on the next business day in the case of overnight express courier service.

        Section 18.    Governing Law.    This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions.

        Section 19.    Contents of Agreement, Amendment and Assignment.

          (a)   This Agreement and Schedule A hereto supersede all prior agreements and, together with the Confidentiality Agreement, set forth the entire understanding between the parties hereto with respect to the subject matter hereof (but not as to any bonus, compensation, retirement or other plans of the Company) and cannot be changed, modified or amended except upon written amendment executed by the Employee and approved by the Board and executed on the Company's behalf by a duly authorized officer. The provisions of this Agreement may provide for payments to the Employee under compensation, retirement or bonus plans (including without limitation the Stock Plan, LRIP and MIP) under circumstances where such plans would not provide for payment thereof. It is the specific intention of the parties that the provisions of this Agreement shall supersede any provisions to the contrary in such plans, and such plans shall be deemed to have been amended to correspond with this Agreement without further action by the Company or the Board.

          (b)   All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the parties hereto.

          (c)   The Company and the Employee hereby ratify and confirm that the terms, provisions and undertakings of the Prior Agreement, as amended and restated by this Agreement, are valid, binding and enforceable agreements between the Company and the Employee.

        Section 20.    Severability.    If any provision of this Agreement or application thereof to anyone or under any circumstances shall be determined by a court of competent jurisdiction to be invalid or unenforceable, such invalidity or enforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application, and it is the desire and intent of the parties that the court modify any such provision so determined to be invalid or unenforceable so as to make such provision valid and enforceable in accordance with applicable law.

        Section 21.    Remedies Cumulative; No Waiver.    No right conferred upon the Employee by this Agreement is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by the Employee in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, including without limitation any delay by the Employee in delivering a Notice of Termination pursuant to Section 2.

        Section 22.    Miscellaneous.    All Section headings are for convenience only. This Agreement may be executed in several counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

        IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

Attest:	SPS TECHNOLOGIES, INC.
By:
Secretary
Witness	Employee

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  Exhibit 10.3